Exhibit 10.1

WAIVER AND RELEASE

I.              RECITALS

A.            Daniel G. Zang (hereinafter referred to as “Employee”) is employed by General Moly, Inc. (formerly, Idaho General Mines, Inc.) (hereinafter referred to as “Employer.”)  Employee was hired on June 25, 2007, in the position of Corporate Controller and Treasurer.  Effective May 15, 2009, Employer is no longer in need of Employee’s services, and therefore effective that date, Employee will be laid off from his position under the terms of this Waiver and Release.

B.            This Waiver and Release sets forth below the terms and conditions of an amicable settlement and a full accord and satisfaction of all claims and controversies between Employee and Employer.

C.            This Waiver and Release is executed in conjunction with the termination of Employee’s employment, but the scope of this Waiver and Release is broader than that.  The parties intend to settle by this Waiver and Release all matters between them relating to or arising out of events occurring up to the date of this Waiver and Release.

II.            COVENANTS

A.            Employer agrees to pay Employee an amount of $87,500.00, representing six (6) months wages, and to pay the cost of continuing health coverage under COBRA for up to six (6) months, provided the Employee enrolls in such coverage and continues to be eligible for COBRA coverage, as consideration if all the terms of this agreement have been maintained.  This payment and offer of company-paid health coverage under COBRA for six (6) months is a settlement of any claims, except any claim that Employee has for reimbursement for business-related expenses, which will be paid in accordance with Employer’s normal corporate reimbursement policies, and as the entire payment for all claims that might have been brought in any lawsuit or in any state or federal judicial or administrative forum up to the date of the execution of this Waiver and Release, including any claims for attorneys’ fees and costs.  The Employer shall apply appropriate withholdings against these amounts.

B.            Employee will receive all unused, unpaid vacation, minus applicable taxes.

C.            In consideration of the payment by Employer to Employee of the sum described in paragraph II.A. above, Employee, individually and on behalf of his successors, heirs, and assigns, hereby forever releases, remises, waives, acquits, and discharges Employer, together with any and all parent corporations of Employer and their respective subsidiaries, successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents, insurers, and representatives, from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, arising from or relating or attributable to Employee’s employment by Employer, the termination of said employment, Employee’s subsequent search for other employment to the date of this Waiver and Release, and without limiting the generality of the foregoing, from any and all matters asserted, or which could have been asserted, in any state or federal judicial or administrative forum, up to the date of this Waiver and Release, specifically, but not by way of limitation, including claims under the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Rehabilitation Act of 1973, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, any state civil rights act, any state statutory claim, including wage and hour claims, and any claim of wrongful discharge, tort or contract arising out of the common law of any state.  Employee agrees not to pursue any claims he may have for pain and suffering, intentional infliction of emotional distress, or similar claims.  Nevertheless, the parties agree that Employee is not releasing any claim he has for reimbursement of business-related expenses, which will be paid in accordance with Employer’s normal corporate reimbursement policies.  Likewise Employer on its behalf, and on behalf of any and all parent corporations, and their respective subsidiary corporations, hereby forever releases, remises, waives, acquits, and discharges Employee and his successors, assigns, or agents from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, arising from or relating or attributable to Employee’s employment by Employer, the termination of said employment, Employee’s subsequent search for other employment to the date of this Waiver and Release, and, without limiting the generality of the foregoing, specifically from any and all matters asserted or which could have been asserted in any lawsuit, up to the date of this Waiver and Release.

D.            Employee hereby covenants and warrants that he has not assigned or transferred to any person any portion of any claims which are released, remised, waived, acquitted, and discharged in paragraph II.C. above.

E.             Employer will not contest any application Employee makes for unemployment compensation, but Employer will answer truthfully any questions asked by any agency concerning Employee and makes no guarantee concerning Employee’s eligibility for unemployment compensation.

F.             Employee acknowledges that information, observations, and data obtained by Employee, during his employment with Employer concerning the business or affairs of Employer, constitute confidential information, are trade secrets, are the property of Employer, and are essential and confidential components of Employer’s business.  Employee will not at any time, either during or after employment with Employer, directly or indirectly disclose to any person or use any of such information, observations or data, except as authorized by Employer in writing.

G.            Immediately upon termination of Employee’s employment with Employer, Employee will deliver to Employer all memoranda, notes, plans, records, reports, and other documents and information provided to Employee by Employer or created by Employee in connection with Employee’s employment with Employer, and all copies of all such documents in any form, tangible or electronic, that Employee may then possess or have under Employee’s control, and will destroy all of such information in intangible form that is in Employee’s possession or under Employee’s control.  Employee will also immediately deliver to Employer all property belonging to Employer.

H.            Apart from the payment described in paragraph II.A. above, which Employee will receive following the effective date of this Waiver and Release, each party will bear its own costs and attorneys’ fees.

I.              This Waiver and Release sets forth the complete agreement between the parties.  No other covenants or representations have been made or relied on by the parties, and no other consideration, other than that set forth herein, is due between the parties.  Specifically, but without limiting the scope of the foregoing, no payment of money between the parties is due in any way, in any amount, or on account of any claim, including attorneys’ fees, other than the sum described in paragraph II.A. above.

J.             Employee acknowledges that Employer has advised and hereby advises him:

1.             to consult with an attorney prior to executing this Waiver and Release;

2.             that he has at least forty-five (45) days within which to consider this Waiver and Release; and

3.             that for a period of seven (7) days following execution of this Waiver and Release, Employee may revoke this Waiver and Release and that it shall not become effective or enforceable until expiration of said seven (7) day period.

Employee further acknowledges and agrees that he will receive the payment described in paragraph II.A. above only upon expiration of the seven (7) day time period described above, and that this payment represents an amount to which Employee is not otherwise entitled.

K.            Employee represents that he has read this Waiver and Release and understands each of its terms.  Employee further represents that no representations, promises, agreements, stipulations, or statements have been made by Employer, or its parent corporation or their respective subsidiaries, successors, predecessors, assigns, directors, officers, employees, shareholders, supervisors, agents, attorneys, insurers, or representatives to induce this settlement, beyond those contained herein.  Employee further represents that he voluntarily signs this Waiver and Release as his own free act.

L.             If any provision of this Waiver and Release should be declared to be unenforceable by any administrative agency or court of law, the remainder of the Waiver and Release shall remain in full force and effect, and shall be binding upon the parties hereto as if the invalidated provision were not part of this Waiver and Release.

M.           Colorado law shall govern the interpretation of this Waiver and Release.

N.            This agreement is entered into by mutual agreement, and, therefore, Employee and Employer both agree to do their best to preserve and maintain the good reputation of the other party.  Employee agrees that he shall not disparage or deprecate Employer, its officers or employees.  It is expressly understood by both parties that it would be a violation of this agreement to express orally, or in writing, or contribute to the dissemination of communications that could defame or otherwise damage the reputation, value, or assets of the other party.  Employee further agrees that he will make no public statements concerning the facts and circumstances surrounding his employment with Employer, except that his position was eliminated due to the completion of the work he was hired to perform, and on terms that were mutually satisfactory to the parties.

O.            Any dispute concerning the interpretation of this Waiver and Release, or the parties’ obligations under this Waiver and Release, shall be resolved by final binding arbitration, under the then-existing rules of the American Arbitration Association for Resolution of Employment Disputes, in Denver, Colorado.  The arbitrator will be selected pursuant to the mutual agreement of the parties, and, if the parties are unable to agree, the arbitrator will be designated by the Chief Judge of the Colorado District Court for the City and County of Denver, Colorado.  Any award rendered by the arbitrator shall be enforced, if necessary, in the District Court for the City and County of Denver, Colorado.  The arbitrator may award any relief recognized by Colorado law, which could be awarded by a District Court of that, including injunctive relief and attorneys’ fees.  The arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party.

P.             If a party is required to initiate an action in court to enforce this Waiver and Release, or to assert this Waiver and Release as a defense to an action initiated by the other party, the prevailing party shall be entitled to its costs and attorneys’ fees from the other party, to the extent such costs and fees are related to the enforcement of this Waiver and Release or the assertion of it as a defense.

Q.            Employer and Employee agree that for all purposes, without limitation, including but not limited to Employee’s entitlement to salary or any benefits of employment with Employer, Employee’s final date of employment with Employer shall be May 15, 2009.  Employer and Employee recognize that this provision is an indispensable portion of this Waiver and Release and that it is important consideration for Employer’s promise and other consideration herein.

R.            Employee acknowledges that Employer has not provided any advice or opinion to his regarding potential tax liability for payments made hereunder.  Employee agrees to indemnify Employer and its insurers against, and hold them harmless from, any and all claims asserted against, imposed upon or paid, incurred or suffered by Employer or its insurers, or any of them, as a result of, arising from, in connection with, or incident to assertion by any taxing authority of tax liability for the payments made hereunder.

S.             This Waiver and Release is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on any taxpayer by the Internal Revenue Service.

T.            This Waiver and Release may be executed in identical counterparts, which, when considered together, shall constitute the entire agreement of the parties.

IN WITNESS THEREOF, and intending to be legally bound, the parties have executed this Waiver and Release to be effective seven (7) days after its execution.

/s/ Daniel G. Zang
Daniel G. Zang

STATE OF COLORADO	)

) ss.

COUNTY OF Jefferson	)

The foregoing instrument was acknowledged before me this 15th day of May, 2009, by Daniel G. Zang.

Witness my hand and official seal.

My commission expires February 8, 2010.

[SEAL]		/s/ Margaret R. Bausano
Notary Public

GENERAL MOLY, INC.

	By:	/s/ David Chaput

	Its:	CFO

STATE OF COLORADO	)

) ss.

COUNTY OF Jefferson	)

The foregoing instrument was acknowledged before me this 18th day of May, 2009, by Margaret R. Bausano, as Sr. Exec. Assistant for General Moly, Inc.

Witness my hand and official seal.

My commission expires February 8, 2010.

[SEAL]	/s/ Margaret R. Bausano
Notary Public